SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
IDM Pharma, Inc.

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IDM Pharma, Inc.
9 Parker, Suite 100
Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IDM Pharma, Inc., a Delaware corporation (“IDM”). The meeting will be held on Wednesday, June 14, 2006 at 8:00 a.m. Eastern Daylight Time at The Torch Club, 18 Waverly Place, New York, New York 10003 for the following purposes:

1.	To elect eight directors to serve for the ensuing year or until their successors are elected.

2.	To approve an amendment to the IDM Pharma, Inc. 2000 Stock Plan to increase the number of shares of IDM’s common stock available for issuance under such plan from 1,628,571 to 2,228,571 shares and to increase the limitation on the total number of shares subject to stock awards under such plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000.

3.	To ratify the selection of the Board of Directors of Ernst & Young LLP, Independent Registered Public Accounting Firm, as the independent auditors of IDM for its fiscal year ending December 31, 2006.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 21, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Jean-Loup Romet-Lemonne, M.D.
Chairman and Chief Executive Officer

Irvine, California
April 27, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. You also have the option of voting by telephone or by using the Internet as instructed in these materials. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1
PROPOSAL 2
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Performance Measurement Comparison(1)
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A

IDM PHARMA, INC.
9 Parker, Suite 100
Irvine, CA 92618

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. You also have the option of voting by telephone or by using the Internet as instructed in these materials.

We intend to mail this proxy statement and accompanying proxy card on or about April 27, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2006 will be entitled to vote at the annual meeting. On this record date, there were 13,372,706 shares of common stock outstanding.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2006, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. You also have the option of voting by telephone or by using the Internet as instructed in these materials.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2006, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	Election of eight directors to serve for the ensuing year or until their successors are elected;

•	Approval of an amendment to our 2000 Stock Plan to increase the number of shares of our common stock available for issuance under such plan from 1,628,571 to 2,228,571 shares and to increase the limitation on the total number of shares subject to stock awards under such plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000; and

•	Ratification of the selection of the Board of Directors of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for our fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of four ways:

1.	By voting in person. Come to the annual meeting and we will give you a ballot when you arrive.

2.	By completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

3.	By calling toll-free (in the United States), on a touch-tone phone, the 800 number printed on your proxy card, which is available 24 hours a day. Your vote must be received by 11:59 P.M., Eastern Daylight Time on June 13, 2006 to be counted. Have your proxy card in hand when you call, then follow the recorded instructions.

4.	By visiting the Internet site at www.proxyvote.com. Have your proxy card in hand when you go on-line, then follow the instructions. Your vote must be received by 11:59 P.M., Eastern Daylight Time on June 13, 2006 to be counted. Have the proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Some banks and brokers may offer telephone and Internet voting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you own as of April 21, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the approval of an amendment to our 2000 Stock Plan to increase the number of shares of our common stock available for issuance under such plan from 1,628,571 to 2,228,571 shares and to increase the limitation on the total number of shares subject to stock awards under such plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000, and “For” the ratification of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at IDM Pharma, Inc., 9 Parker, Suite 100, Irvine, CA 92618.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2006, to Secretary; IDM Pharma, Inc., 9 Parker, Suite 100, Irvine, CA 92618. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify IDM before March 13, 2007, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, approval of an amendment to our 2000 Stock Plan to increase the number of shares of our common stock available for issuance under such plan from 1,628,571 to 2,228,571 shares and to increase the limitation on the total number of shares subject to stock awards under such plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for the fiscal year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you

“Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 13,372,706 common shares outstanding and entitled to vote. Thus 6,686,354 shares must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation permits the Board to fix the number of members comprising the Board of Directors. Currently, the number of members is fixed at eight. There are eight nominees for director this year. Votes may not be made for a greater number of persons than the number of nominees named herein. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of IDM. Mr. Grey and Dr. McKearn were elected by the stockholders. Drs. Beck, Deleage, Drakeman, Grégoire, Haselkorn and Romet-Lemonne were elected by our Board in connection with the share exchange transaction between Epimmune Inc. and the shareholders of Immuno-Designed Molecules, S.A. completed on August 16, 2005, referred to as the Combination.

It is our policy to encourage nominees for director to attend the Annual Meeting. Five of the six nominees for election as a director at the 2005 Annual Meeting of Stockholders attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following table sets forth information regarding our current directors as of February 15, 2006:

Name	Age	Position

Jean-Loup Romet-Lemonne, M.D.	55	Chairman and Chief Executive Officer
Robert Beck, M.D.	52	Director
Jean Deleage, Ph.D.	65	Director
Donald Drakeman, Ph.D.	52	Director
Sylvie Grégoire, Pharm.D.	44	Director
Michael G. Grey	53	Director
David Haselkorn, Ph.D.	61	Director
John P. McKearn, Ph.D.	52	Director

Dr. Romet-Lemonne has served as our Chairman and Chief Executive Officer since the closing of the Combination in August 2005. He served as President and Chief Executive Officer of Immuno-Designed Molecules, S.A. since he founded the company in December 1993. From September 2000 to April 2005, Dr. Romet-Lemonne served as Vice President of France-Biotech, a biotechnology association. Since April 2001, Dr. Romet-Lemonne has served as a director of Natural Implant, a biotechnology company. From May 1988 to July 1991, he served as General Manager and Scientific Director of Transfusion Merieux Innovation, a biotechnology company. Prior to his position with Transfusion Merieux Innovation, Dr. Romet-Lemonne spent twelve years working in the French university hospital system as a medical researcher and assistant professor and four years at Harvard University’s Department of Cancer Biology. He has authored more than 50 international scientific articles. Dr. Romet-Lemonne received his medical degree from the University of Tours.

Dr. Beck has served as our director since August 2005. He has been the Vice President and Chief Information Officer of the Fox Chase Cancer Center since September 2001 and Deputy Director of the Population Science Department since January 2006, where he has served as a senior faculty member since July 2003. From October 1992 to August 2001 he served as a director for the Houston Academy of Medicine — Texas Medical Center Library, where he was the Chair from July 1998 to August 1999 and Interim Executive Director from August 1999 to August 2001. Since March 2000, Dr. Beck has served as a director for RosettaMed, a start-up company based in

Houston developing automated patient data entry forms and devices. From July 1997 to June 2000, Dr. Beck served as a director for VidiMedix Corporation, a start-up telemedicine company that was acquired by e-MedSoft.com in June 2000. From August 1992 to September 2001, Dr. Beck served as a Professor of Pathology with the Baylor College of Medicine, where he also served as a Professor of Family and Community Medicine from July 1997 to September 2001, Vice President for Information Research and Planning from July 2000 to September 2001 and Vice President for Information Technology from August 1992 to June 2000. Since July 1999, Dr. Beck has served as an Adjunct Professor of Health Informatics with the University of Texas — Houston Health Science Center.

Dr. Deleage has served as our director since August 2005. He has been the managing director of Alta Partners, a venture capital partnership investing in information technologies and life science companies, since founding the company in February 1996. From 1979 to 1996, Dr. Deleage served as a managing partner of Burr, Egan, Deleage & Co., a venture capital firm of which he was a founder. In 1971, Dr. Deleage founded Sofinnova, a venture capital firm in France, and in 1976 he founded Sofinnova, Inc., the U.S. subsidiary of Sofinnova. Dr. Deleage currently serves as a director of Kosan Biosciences Incorporated, a biotechnology company, Rigel Pharmaceuticals, Inc., a biopharmaceuticals company, Xcyte Therapies, Inc., a biotechnology company, and several privately held companies. Dr. Deleage received a Baccalaureate in France, a master’s degree in electrical engineering from the Ecole Superieure d’Electricite, and a Ph.D. in economics from the Sorbonne.

Dr. Drakeman has served as our director since August 2005. He has served as President, Chief Executive Officer and a Director of Medarex, Inc., a biopharmaceutical company, since its inception in 1987. Since October 2004, Dr. Drakeman has served as Chairman of the New Jersey Commission on Science and Technology. Dr. Drakeman received a bachelor’s degree from Dartmouth College, a J.D. from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University.

Dr. Grégoire has served as our director since August 2005. She served as Chief Executive Officer of GlycoFi, Inc., a biotechnology company, from October 2004 until August 2005. Prior to that, Dr. Grégoire was with Biogen (now Biogen Idec) since 1995, where she led the European development and approval of AVONEX and served as Vice President, Regulatory Affairs from January 1999 to October 2000. She subsequently served as Biogen’s Vice President of Manufacturing from October 2000 to August 2001 and as Executive Vice President of Technical Operations from August 2001 to December 2003. Dr. Grégoire served as a consultant to the biopharmaceutical industry from December 2003 to September 2004. Dr. Grégoire is a non-executive director of Caprion Pharmaceuticals, a privately held proteomics and product company. Dr. Grégoire received a college degree in Sciences from the Seminaire de Sherbrooke, a pharmacy graduate degree from the Universite Laval and a Pharm.D from the State University of New York at Buffalo.

Mr. Grey has served as our director since July 1999. Since January 1, 2005, he has served as President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a privately held biotechnology company, where he previously served as President from June 2003 to January 1, 2005 and as Chief Business Officer from April 1, 2001 until June 2003. In addition, Mr. Grey has been a member of the Board of Directors of SGX Pharmaceuticals since September 2001. Between January 1999 and September 2001, he served as President and Chief Executive Officer of Trega Biosciences, Inc., a biotechnology company. Prior to joining Trega, Mr. Grey served as President of BioChem Therapeutics, Inc., a division of BioChem Pharma, Inc., a pharmaceutical company, from November 1994 to August 1998. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey serves on the Board of Directors of Achillion Pharmaceuticals, Inc.

Dr. Haselkorn has served as our director since August 2005. He is the Chief Executive Officer of 5-5 Technologies, a privately held consulting biotechnology company, the Chairman of Tel Aviv University’s TauTec venture fund scientific advisory board and a director of IDEA AG. From 1998 to 2003, Dr. Haselkorn held the position of Chief Executive Officer of Clal Biotechnology Industries, which was the investment arm of Clal, one of Israel’s largest industrial and financial groups. Dr. Haselkorn represented Clal Biotechnology Industries on IDM S.A.’s Board of Directors from November 2000 through July 2003. From May 1987 to May 1998, Dr. Haselkorn served as the Chief Operating Officer, Managing Director and Senior Vice President for Bio-Technology General Corporation, a biotechnology company. Dr. Haselkorn has served as a director for several biopharmaceutical companies, including D-Pharm Ltd, a pharmaceutical company, from 1995 to 2002, Compugen Ltd, a bioinformatics company, from 1998 to 2004 and Protalix Biotherapeutics Ltd, a biopharmaceutical company, from 1998 to 2004. Dr. Haselkorn received a degree in chemistry and a Masters Degree in biochemistry from The Hebrew University of Jerusalem and received a Ph.D. in chemical immunology from the Weizmann Institute of Science.

Dr. McKearn has served as our director since April 2000. Since March 2005, he has served as Chief Executive Officer of Kalypsys Inc., a privately held biotechnology company, where he also served as President and Chief Scientific Officer from August 2004 to March 2005 and Chief Scientific Officer from July 2003 to August 2004. In addition, Dr. McKearn has been a member of the Board of Directors of Kalypsys since July 2003. Prior to that, he was with Pharmacia Corporation, formerly G.D. Searle and Co., a pharmaceutical company, since 1987. From August 2000 until June 2003, he served as Senior Vice President, Pharmacia Discovery Research, responsible for research activities in cardiovascular diseases, arthritis and oncology. Prior to that he served as Vice President, Searle Discovery Research from 1999 to 2000, Executive Director of Oncology from 1995 to 1999, and directed all arthritis, inflammation and oncology research from 1987 to 1995. Dr. McKearn was a Senior Scientist at E.I. DuPont de Nemours and Company, a pharmaceutical company, from 1985 to 1987 and a member of the Basel Institute for Immunology from 1982 to 1985.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of the Board of Directors

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in relevant listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of their family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that all of our directors are independent directors, as defined in Rule 4200(a)(15) of the Nasdaq listing standards, except for Dr. Romet-Lemonne, our Chairman and Chief Executive Officer.

Board Committees and Meetings

During the fiscal year ended December 31, 2005, the Board of Directors held a total of nine meetings and acted by unanimous written consent a total of five times. After the closing of the Combination in August 2005, the Board held four meetings. Prior to the Combination, the Board, which included Mr. Grey, Dr. McKearn, Howard E. Greene, Jr., William T. Comer, Ph.D., Georges Hibon, and Emile Loria, M.D., our former President and Chief Executive Officer, held five meetings and acted by unanimous written consent five times. As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating Committee. Below is a description of each committee of the Board of Directors and information regarding committee meetings held in 2005. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us. The charters for the Audit, Compensation and Nominating Committees can be found on our corporate website at www.idm-biotech.com.

Audit Committee.  The Audit Committee of the Board oversees our corporate accounting and financial reporting process. The Board of Directors has adopted an Audit Committee Charter, which among other responsibilities, requires that this committee monitor our financial reporting process and internal control systems, review audit and management reports and review and approve the engagement of the independent auditors. The Audit Committee met a total of five times in 2005. After the Combination, the Audit Committee, which includes Drs. Deleage and Haselkorn and Mr. Grey, met two times, once to review and discuss our third quarter financial results and financial statements to be included in our Form 10-Q filing and once to plan for and discuss the 2005 annual audit with our independent auditors. Dr. Deleage currently chairs the Audit Committee. Prior to the Combination, the Audit Committee, which included Messrs. Grey and Greene and Dr. Comer, met three times, once to plan for and discuss the 2004 annual audit with our independent auditors and twice to review and discuss our first and second quarter financial results and financial statements to be included in our Form 10-Q filings, and acted by unanimous written consent one time. The Audit Committee met two times following the 2005 fiscal year end to discuss the 2005 annual audit with our independent auditors. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The independent auditors separately meet with the Audit Committee, with and without our management present, to review and discuss various matters, including our financial statements, the report of the independent auditors on the results, scope and terms of their work and their recommendations concerning our financial practices and procedures.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Dr. Deleage qualifies as an audit committee financial expert, as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Dr. Deleage’s level of knowledge and experience based on a number of factors, including his formal education and experience as a managing partner for venture capital firms and his prior experience as a member of numerous other public and private boards and audit committees.

Compensation Committee.  The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. The Compensation Committee administers our stock option plans, employee stock purchase plan and 401(k) plan, approves (or recommends to the Board for approval) salaries, bonuses and other compensation arrangements for our officers, including our Chief Executive Officer, and performs such other functions regarding compensation as our Board of Directors may delegate. All members of the Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. After the Combination, the Compensation Committee, which includes Drs. Drakeman, Grégoire and McKearn, held one meeting. Dr. Grégoire currently chairs the Compensation Committee. Prior to the Combination, the Compensation Committee, which included Mr. Greene and Drs. Comer and McKearn, acted by unanimous written consent one time during 2005.

Nominating Committee.  The Nominating Committee, which includes Drs. Deleage and Beck, is responsible for interviewing, evaluating, nominating and recommending individuals for membership on our Board and committees thereof and nominating specific individuals to be elected as our officers by the Board. Dr. Deleage currently chairs the Nominating Committee. Prior to the Combination, the Nominating Committee, which included Mr. Grey and Dr. McKearn, acted by unanimous written consent one time during 2005. All members of the Nominating Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

Finance Committee.  The Finance Committee was a temporary, special committee formed by our Board of Directors following the Combination in August 2005 to address our potential financing initiatives. The Finance Committee was comprised of Drs. Romet-Lemonne, Deleage and Haselkorn and Mr. Grey. During 2005, the Finance Committee met two times.

Special Committee of the Board of Directors.  The Special Committee of the Board of Directors was a temporary committee formed by our Board of Directors prior to the Combination in August 2005 to address and approve the final reverse stock split ratio in order to meet initial Nasdaq listing requirements. The Special Committee was comprised of Drs. Comer and McKearn and Mr. Grey and met one time prior to the Combination.

Attendance at Board and Committee Meetings.  During the fiscal year ended December 31, 2005, all of our directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Board will give full consideration to the adoption of a formal process for stockholder communications with the Board, and if adopted, publish it promptly and post it to our website at www.idm-biotech.com.

Code of Ethics

On December 9, 2003, we adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at www.idm-biotech.com.

Report of the Audit Committee of the Board of Directors1

Management is responsible for IDM’s internal controls and the financial reporting process. Ernst & Young LLP, Independent Registered Public Accounting Firm, as the independent accountants is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes, as well as selection of the Company’s independent accountants.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AV § 380).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 2, Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants as well as the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC.

From the members of the Audit Committee of IDM Pharma, Inc.:

Jean Deleage, Ph.D.
Michael G. Grey
David Haselkorn, Ph.D.

1 The material in this report is not -soliciting material,- is not deemed -filed- with the SEC, and is not to be incorporated by reference into any filing of IDM Pharma, Inc. under the Securities Act of 1933 or the Exchange Act of 1934 each as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE IDM PHARMA, INC. 2000 STOCK PLAN

In April 2000, the Board adopted, and our stockholders subsequently approved, our 2000 Stock Plan (the “2000 Plan”), which initially included a reserve of 700,000 shares of common stock for issuance under the 2000 Plan. The 2000 Plan was subsequently amended, with stockholder approval in each case, in December 2001, June 2003, June 2004 and August 2005, by 500,000, 400,000, 1,000,000 and 8,800,000 shares respectively. On August 15, 2005, we effected a one-for-seven reverse split of our outstanding shares of common stock, thereby reducing the number of shares reserved under the 2000 Plan to 1,628,571. All references to share numbers below are post-reverse split.

In March 2006, the Board approved a 600,000 share increase in the number of shares of common stock available for issuance under the 2000 Plan. The increase is referred to as the “Additional Pool.” The Board also approved an increase in the limitation on the total number of shares subject to stock awards under the 2000 Plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000 in order to better reflect the increase in our outstanding capital stock resulting from the Combination. This limitation is referred to as the Section 162(m) Limitation. The amendment adding the Additional Pool and increasing the Section 162(m) Limitation is referred to herein as the “Amendment.” As of April 21, 2006, options to purchase 1,072,108 shares were outstanding under the 2000 Plan and, excluding the Additional Pool, 275,169 shares (plus any shares that might in the future be returned to the plan as a result of cancellation or expiration of options) remained available for future grant under the 2000 Plan.

The Board believes the Amendment is necessary to ensure that the number of shares remaining available for issuance under the 2000 Plan and the total number of shares subject to stock awards that we may grant to any employee, including any executive officer, during a calendar year under the 2000 Plan are sufficient, in light of our current capitalization, to allow us to continue to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock awards to attract and retain key employees, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. We grant options or other stock awards to newly hired or continuing employees based on both competitive market conditions and individual performance.

Stockholders are requested in this Proposal 2 to approve the Amendment to the 2000 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Amendment to the 2000 Plan as described in this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2000 Plan are outlined below:

General

The 2000 Plan provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options, rights to purchase restricted stock and stock bonuses to consultants, employees (including officers) and directors. Incentive stock options granted under the 2000 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of the various stock awards permitted under the 2000 Plan, referred to as Stock Awards.

Purpose

The 2000 Plan was adopted to (i) provide a means by which selected employees and directors of and consultants and advisors to us and our affiliates could be given an opportunity to benefit from increases in value of our common stock through the granting of Stock Awards, and (ii) assist in retaining the services of persons holding key positions, assist in securing and retaining the services of persons capable of filling such positions, and provide incentives for such persons to exert maximum efforts for our success.

Administration

The Board administers the 2000 Plan. The Board has the power to construe and interpret the 2000 Plan and, subject to the provisions of the 2000 Plan, to determine, among other things, the following: the persons to whom Stock Awards will be granted; when and how Stock Awards will be granted; the form of Stock Awards; the provisions of each Stock Award granted, including the time or times when a person will be permitted to receive stock pursuant to a Stock Award, the number of shares of common stock subject to each Stock Award, and the time(s) at which shares of common stock subject to each Stock Award shall vest, if applicable.

The Board has the power to delegate administration of the 2000 Plan to a committee composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 of the Exchange Act). An “outside director” generally is a director who is neither a current or former officer of IDM nor a current employee of IDM, does not receive any remuneration from us other than compensation for service as a director, and is not employed by or have certain ownership interests in an entity that receives remuneration from us (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the power to delegate administrative powers to a subcommittee. As used herein with respect to the 2000 Plan, the “Board” refers to any committee the Board appoints or, if applicable, any such subcommittee, as well as to the Board itself. In accordance with the foregoing provisions, the Board has delegated administration of the 2000 Plan to the Compensation Committee.

Eligibility

Incentive stock options may be granted under the 2000 Plan to employees (including officers) of us and our affiliates. Stock Awards other than incentive stock options may be granted under the 2000 Plan only to employees (including officers) and directors of, and advisors and consultants to, us or our affiliates. The 2000 Plan specifically provides that Stock Awards other than incentive stock options may be granted to our Non-Employee Directors. For this purpose, a “Non-Employee Director” is defined in the 2000 Plan as a director of IDM who is not otherwise an employee of us or our affiliate. Each of our current directors except Dr. Romet-Lemonne is currently a Non-Employee Director.

No incentive stock option may be granted under the 2000 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or our affiliate, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under all plans of us and our affiliates) may not exceed $100,000.

Under the 2000 Plan, no employee may be granted options and restricted stock purchase rights covering, in the aggregate, more than 500,000 shares of common stock during any calendar year, subject to stockholder approval of Proposal 2.

Stock Subject to the 2000 Plan

Subject to stockholder approval of Proposal 2, an aggregate of 2,228,571 shares of common stock is reserved for issuance under the 2000 Plan. Stock subject to the 2000 Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If any Stock Award granted under the 2000 Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to such Stock Award again become available for issuance under the 2000 Plan. As of April 21, 2006, the closing price of our common stock as reported on the Nasdaq National Market was $6.32 per share.

Terms of Options

The following is a description of the permissible terms of stock options under the 2000 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding options. The 2000 Plan requires, however, that we obtain stockholder approval before repricing any stock options or engaging in any option cancellation or regrant program providing for the grant of Stock Awards at a lower price.

Exercise Price; Payment.  The per share exercise price of an incentive stock option granted under the 2000 Plan may not be less than 100% of the fair market value of a share of common stock on the date of the option grant, and in some cases may not be less than 110% of such fair market value (see “Eligibility” above). The per share exercise price of nonstatutory options granted under the 2000 Plan may not be less than 100% of the fair market value of a share of common stock on the date of the option grant. Any change to this requirement regarding the exercise price of nonstatutory stock options requires stockholder approval.

The exercise price of options granted under the 2000 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, by delivery of other common stock, pursuant to a deferred payment arrangement, or in any other form of legal consideration acceptable to the Board.

Transferability.  Under the 2000 Plan, an incentive stock option may not be transferred by the employee to whom the option was granted other than by will or by the laws of descent and distribution. During the lifetime of the employee, an incentive stock option may be exercised only by the employee. A nonstatutory stock option is transferable to the extent provided in a participant’s option grant agreement. If the nonstatutory stock option does not provide for transferability, then the nonstatutory stock option is not transferable other than by will or by the laws of descent and distribution.

Option Exercise.  Options granted under the 2000 Plan may vest, or become exercisable in cumulative increments, as determined by the Board. Vesting typically will occur during the optionholder’s continued service with us or our affiliate, whether such service is performed in the capacity of employee, director or consultant (collectively, “service”) and regardless of any change in the capacity of such service. Options granted under the 2000 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2000 Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate before vesting. Shares subject to repurchase by us under an early exercise stock purchase agreement also may be subject to such restrictions on transfer that the Board deems appropriate.

To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned stock of IDM or by a combination of these means.

Term.  The maximum term of options under the 2000 Plan is ten years, except that in certain cases the maximum term is five years (see “Eligibility”). Unless a shorter term is established by the Board and specifically provided in the option grant agreement, nonstatutory options granted to Non-Employee Directors have a term of ten years. Options under the 2000 Plan generally terminate three months after the optionholder’s service terminates, unless (i) termination of service is due to the optionholder’s disability (as defined in the 2000 Plan), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within twelve months of such termination; (ii) the optionholder dies before termination of service, or within not more than three months after termination of service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within eighteen months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. With respect to nonstatutory options granted to Non-Employee Directors, the 2000 Plan provides that such options may be exercised within (to the extent the option was exercisable at the time of the termination of service) twelve months after the termination of the Non-Employee Director’s service to IDM, unless otherwise determined by the Board and provided in the option grant agreement. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. The option term may be extended in the event that exercise of the option within these periods is prohibited. In no event, however, may an option be exercised beyond the expiration of its term.

Additional Terms of French Qualified Options

On March 15, 2005, the Board approved an amendment of the 2000 Plan, referred to as the French annex, to provide for additional terms of stock options granted under the 2000 Plan to certain persons who are employees, managers or directors of IDM subsidiaries organized under the laws of France so that such stock options will qualify for the favorable tax and social security treatment applicable to stock options under French law. Options granted pursuant to the terms of the French annex are referred to as the French qualified options.

Share Limitation.  The total number of shares of common stock underlying French qualified options granted pursuant to the French annex may not exceed one-third of our share capital, as defined under French law, on the date of grant. However, the foregoing limitation does not increase the total number of shares of common stock reserved for issuance under the 2000 Plan.

Eligibility.  Provided that on the date of grant such persons are residents of France and do not hold more than 10% of our share capital (as defined under French law) the following individuals are eligible to receive French qualified options pursuant to the terms of the French annex: the Chairman (Président du Conseil d’administration), the CEO (directeur général ou directeur général délégué), members of the Directorate (Directoire), and managers (Gérant) of a French affiliate, and persons who are employed pursuant to an employment contract by a French affiliate. For eligibility purposes, a French affiliate means an IDM affiliate that is also an IDM subsidiary organized under the laws of France. For such purposes, an IDM subsidiary means, if the shares of IDM are not listed on a public stock exchange on the date of grant, a company 10% of the share capital or voting rights of which are held directly or indirectly by IDM, and, if the shares of IDM are listed on a public stock exchange on the date of grant, a company 10% of the share capital or voting rights of which are held directly or indirectly by IDM or a company holding directly or indirectly 10% of the share capital or voting rights of IDM or a company at least 50% of the share capital or voting rights of which are held directly or indirectly by a company holding itself directly or indirectly at least 50% of the capital or voting rights of IDM, in each case as determined under French law.

Additional Restrictions.  The terms of French qualified options will contain additional restrictions that are intended for such options to qualify for the favorable tax and social security treatment applicable to stock options that comply with French law, the material terms of which are described below. Individual option grants may be more restrictive as to any or all of the permissible terms.

Amendments.  The Board may at any time amend outstanding French qualified options to the extent permitted by French law, although certain amendments that would impair the rights of the optionholder to whom the option was granted will also require the optionholder’s consent.

Exercise Price.  The per share exercise price of a French qualified option may not be less than 100% of the fair market value of a share of common stock on the date of the option grant. Additionally, the per share exercise price of a French qualified option shall not be less than (i) 80% of the average opening share price on the 20 trading days the date of grant, if the common stock is admitted to trading on a regulated stock market, and (ii) as determined by the Board according to objective methods used for the valuation of the shares, taking into account our net accounting situation, profitability and business prospects by means of an appropriate weighting in each case, if the common stock is not admitted to trading on a regulated stock market. These criteria shall be assessed on a consolidated basis if necessary or, failing that, by taking into account the financial statements issued by any significant IDM subsidiaries. In the event these methods cannot be used, the share price shall be determined by dividing the total amount of the revalued net assets, calculated according to the most recent balance sheet, by the number of existing shares. Notwithstanding the preceding, with respect to French qualified options to purchase existing shares (as opposed to newly issued shares), and in addition to the above limits, the per share exercise price must be no less than 80% of the average share price of the shares repurchased by us in order to satisfy the exercise of French qualified options.

Transferability.  French qualified options may not be transferred by the individual to whom the option was granted other than by will or by the laws of descent and distribution and during his or her lifetime, may be exercised only by such individual.

Term.  The maximum term of French qualified options is 10 years. In the event of the optionholders’ death, the French qualified option will expire upon the earlier of six months following the date of death or the expiration of the term of the French qualified option as set forth in the option agreement.

Lock-Up Period.  Generally, any shares acquired upon exercise of a French qualified option may not be sold, assigned or donated until the fourth anniversary of the date of grant. However, such lock-up period shall not apply in the event of the death or disability of the optionholder. Additionally, such lock-up period shall not apply in the event of the retirement or dismissal of the optionholder, provided that the option was exercised at least three months prior to the date of retirement or dismissal. The lock-up period also shall not apply to any shares of common stock received upon exercise of qualified options, provided that the relevant options were exercised after the date of the termination of the optionholder’s continuous service in accordance with Article 6(h) of the 2000 plan.

Adjustment Provisions.  Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the outstanding French qualified options as to the class, number of shares and price per share of common stock subject to such options to the extent allowed by French law. Additionally, the Board may make such other similar adjustments to French qualified options in order to comply with French law.

Effect of Certain Corporate Events.  The 2000 Plan provisions relating to a “corporate transaction” and other significant corporate events (as described below) that would provide for the assumption, continuation, substitution, termination and/or acceleration of vesting of outstanding options under the terms of the 2000 Plan shall apply to the French qualified options unless otherwise determined by the Board, in its sole discretion.

Duration and Termination.  The Board may suspend or terminate the French annex without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the French annex will terminate on May 15, 2008.

Terms of Stock Bonuses and Restricted Stock

The following is a description of the permissible terms of stock bonuses and purchases of restricted stock under the 2000 Plan. Individual stock bonuses or purchases of restricted stock may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding stock bonuses and restricted stock, although certain amendments that would impair the rights of the person to whom the award was granted require the award holder’s consent.

Purchase Price; Payment.  The purchase price for restricted stock is determined by the Board, but in no event may it be less than 100% of the fair market value on the date of the grant or at the time the purchase is consummated. This requirement may be modified so that the purchase price for restricted stock may be not less than 85% of the fair market value on the date of grant or at the time the purchase is consummated if stockholder approval of this change is obtained. The Board may determine that eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration for past services rendered to us.

The purchase price of stock acquired pursuant to a restricted stock purchase agreement must be paid either (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

Repurchase Option.  Shares of common stock sold or awarded under the 2000 Plan may, but need not, be subject to a repurchase option in favor of us in accordance with a vesting schedule to be determined by the Board. In the event a participant’s service terminates before the shares of common stock subject to such participant’s Stock Award have vested, we may repurchase or otherwise reacquire any or all of the unvested shares of common stock held by that person on the date of termination, if such repurchase is provided for pursuant to the terms of the stock bonus or restricted stock purchase agreement.

Transferability.  No rights under a stock bonus or restricted stock purchase agreement may be assigned by any participant under the 2000 Plan, except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of common stock subject to the 2000 Plan and outstanding Stock Awards. In that event, the 2000 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 2000 Plan and the Section 162(m) Limitation, and outstanding Stock Awards will be adjusted as to the class, number of shares and price per share of common stock subject to such Stock Awards.

Effect of Certain Corporate Events

The following treatment shall apply in the case of certain corporate events, as described below, unless otherwise provided in a written agreement between us or an affiliate and a participant.

The 2000 Plan provides that, in the event of our dissolution or liquidation, then with respect to Stock Awards held by participants whose service with us or our affiliate has not terminated, the vesting and, if applicable, the time during which such Stock Awards may be exercised, shall be accelerated in full and such Stock Awards shall terminate if not exercised (if applicable) prior to such dissolution or liquidation, except to the extent that such Stock Awards are assumed or substituted by a surviving or acquiring corporation. The 2000 Plan further provides that, in the event of a sale, lease or other disposition of all or substantially all of our assets or certain specified types of mergers (as more fully described in the 2000 Plan) (such events individually referred to herein as a “corporate transaction”), any surviving corporation may either assume Stock Awards outstanding under the 2000 Plan or substitute similar awards for those outstanding under the 2000 Plan. If any surviving corporation does not either assume Stock Awards outstanding under the 2000 Plan, or substitute similar awards, then (i) with respect to outstanding Stock Awards held by participants whose service has not terminated, the vesting and, if applicable, the time during which such Stock Awards may be exercised, will be accelerated in full as of or prior to the occurrence of such corporate transaction and shall terminate if not exercised (if applicable) at or prior to such corporate transaction and (ii) any other outstanding awards shall terminate if not exercised (if applicable) prior to such corporate transaction. The acceleration of Stock Awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

In addition, in the event there occurs a securities acquisition representing 50% or more of our combined voting power or a change in the Board composition representing 50% or more of the incumbent Board members, other than in a corporate transaction, then, with respect to participants whose service has not terminated, the vesting and, if applicable, exercisability of outstanding Stock Awards will be accelerated in full.

If there occurs any dissolution or liquidation of IDM, or any corporate transaction or other event described above occurs, the vesting and exercisability of nonstatutory options held by Non-Employee Directors whose service has not terminated shall be accelerated in full, unless otherwise specifically provided in the applicable option grant agreement.

Duration, Amendment and Termination

The Board may suspend or terminate the 2000 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2000 Plan will terminate on April 20, 2010.

The Board also may amend the 2000 Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders to the extent that stockholder approval is necessary in order to satisfy the requirements of Section 422 of the Code or any Nasdaq or other applicable securities exchange listing requirements. In addition, the provisions of the 2000 Plan regarding the exercise price of nonstatutory stock options, the pricing of restricted stock purchases and the limitations on option repricing and option cancellation and regrant programs may not be amended without stockholder approval. The Board may submit any other amendment of the 2000 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The tax treatment afforded the specific types of Stock Awards granted under the 2000 Plan is briefly described below. With respect to the respective tax rates applicable to such Stock Awards, currently the maximum ordinary income rate and short-term capital gains rate is effectively 35%, while the long-term capital gains rate for federal income tax purposes is currently 15%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Incentive Stock Options.  Incentive stock options under the 2000 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code.

There generally are no federal income tax consequences to the optionholder or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may either cause the optionholder to incur liability for alternative minimum tax in the first instance or result in an increase in the amount of alternative minimum tax otherwise payable by the optionholder, if any.

If an optionholder holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods, or a disqualifying disposition, then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  Nonstatutory stock options granted under the 2000 Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionholder or us by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of acquisition over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Bonuses and Restricted Stock.  Stock bonuses and restricted stock purchases granted under the 2000 Plan have the following federal income tax consequences:

Generally, at the time of receipt of the stock, the recipient’s tax treatment depends on whether the shares are then subject to a substantial risk of forfeiture (e.g., vesting) and, if so, whether he or she timely files an election under Section 83(b) of the Code. If the shares are subject to a substantial risk of forfeiture, and a Section 83(b) election is timely filed, the recipient will recognize ordinary income in the amount of the excess, if any, of the fair market value of the shares at the time of the purchase or other transfer over the purchase price. If the election is not timely filed, the recipient will recognize ordinary income at the time of receipt only in the amount of the difference between the purchase price and the fair market value of any shares that are not at the time subject to our repurchase option. Thereafter, whenever our repurchase option lapses with respect to a given number of shares, the recipient will recognize ordinary income in the amount of the excess of the fair market value of the shares with respect to which the repurchase option has just lapsed over the purchase price. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Compensation attributable to restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury regulations only if (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (d) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Other Tax Consequences.  The foregoing discussion is not intended to be a complete description of the federal income tax aspects of Stock Awards granted under the 2000 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state ,local or foreign tax laws that may be applicable.

New Plan Benefits

As of April 27, 2006, no options or other Stock Awards have been granted on the basis of the 600,000 share increase for which stockholder approval is sought under this proposal 2. At the annual meeting, each individual who will continue to serve as a non-employee Board member will receive an option grant under the 2000 Plan to purchase 5,000 shares of common stock at an exercise price equal to the fair market value per share of common stock on the grant date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2005 regarding our equity compensation plans.

(c)
Number of Securities
Remaining Available
	(a)	(b)	for Issuance Under
	Number of Securities	Weighted-Average	Equity Compensation
	to be Issued Upon	Exercise Price of	Plans (Excluding
	Exercise of Options,	Outstanding Options,	Securities Reflected
Name of Plan	Warrants and Rights	Warrants and Rights(1)	in Column (a))

Equity compensation plans approved by security holders	1,547,790	$14.53	248,379
Equity compensation plans not approved by security holders	—	—	—

Total	1,547,790	$14.53	248,379

(1)	Calculation of weighted-average exercise price does not include 188,739 shares issuable pursuant to deferred issuance restricted stock awards, which have no exercise price.

We do not have in effect any equity compensation plans under which our equity securities are authorized for issuance that were adopted without the approval of our stockholders.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interest and the best interest of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP.   Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Auditors’ Fees

The following table sets forth the aggregate fees billed or to be billed by Ernst & Young LLP, Independent Registered Public Accounting Firm, to us for the fiscal years ended December 31, 2005 and 2004:

	2005	2004

Audit Fees(1)	$420,000	$143,000
Audit Related Fees(2)	—	110,000
Tax Related Fees(3)	39,000	34,000
All Other Fees	—	—

	$459,000	$287,000

(1)	Audit fees relate to the audit of our consolidated financial statements and reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q for 2005, accounting consultations, and review of documents filed with the SEC.

(2)	Audit related fees relate primarily to due diligence associated with the Combination.

(3)	Tax related fees are for services related to tax compliance, tax advice and tax planning.

All fees described above were approved in advance by our Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP, Independent Registered Public Accounting Firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of February 15, 2006 by (i) each director and nominee; (ii) each of the named executives; (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock:

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Shares

Medarex, Inc.	2,624,279	19.7%
707 State Road
Princeton, NJ 08540
Sanofi-Aventis S.A.	1,986,740	14.9%
174 Avenue de France
75635 Paris CEDEX 13 France
Dr. Donald Drakeman(2)(6)	2,627,612	19.8%
Dr. Jean-Loup Romet-Lemonne(3)(6)	450,403	3.4%
Dr. Jean Deleage(4)(6)	383,617	2.9%
Dr. Emile Loria(6)	241,192	1.8%
Mr. Robert J. De Vaere(5)(6)	70,398	*
Dr. Mark J. Newman(6)	70,239	*
Mr. Michael G, Grey(6)	9,760	*
Dr. John P. McKearn(6)	8,332	*
Dr. Robert Beck(6)	3,333	*
Dr. Sylvie Grégoire(6)	3,333	*
Dr. David Haselkorn(6)	3,333	*
All executive officers and directors as a group (11 persons)(2)(3)(4)(5)(6)	3,871,552	28.3%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 13,289,472 shares of common stock outstanding on February 15, 2006, as adjusted by the rules promulgated by the SEC.

(2)	Includes 2,624,279 shares owned by Medarex, Inc., of which Dr. Drakeman is the President and Chief Executive Officer and a Director.

(3)	Includes 17,296 shares owned by Jecca, Dr. Romet-Lemonne’s spouse, and 15,087 shares, which she has the right to acquire within 60 days after February 15, 2006 pursuant to outstanding options.

(4)	Includes 236,380 shares owned by Alta BioPharma Partners, L.P., 134,995 shares owned by IDM Chase Partners (Alta Bio), LLC and 8,909 shares owned by Alta Embarcadero BioPharma Partners, LLC. Dr. Deleage is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a member of Alta/Chase BioPharma Management LLC (which is the managing member of IDM Chase Partners (Alta Bio), LLC), and a manager of Alta Embarcadero BioPharma Partners, LLC. As a member, managing director, and manager he may be deemed to share voting and investment powers for the shares held by the foregoing funds.

(5)	Includes a deferred issuance restricted stock award that is vested and issuable within 60 days after February 1, 2006.

(6)	Includes shares, which certain of executive officers (including former executive officers who are named executive officers) and directors have the right to acquire within 60 days after February 15, 2006 pursuant to outstanding options, as follows:

Dr. Loria, 124,998 shares;
Dr. Romet-Lemonne, 94,240 shares;
Mr. De Vaere, 49,997 shares;
Dr. Newman, 49,634 shares;
Mr. Grey, 9,760 shares;
Dr. McKearn, 8,332 shares;
Dr. Beck, 3,333 shares;
Dr. Deleage, 3,333 shares;
Dr. Drakeman, 3,333 shares;
Dr. Grégoire, 3,333 shares;
Dr. Haselkorn, 3,333 shares;
All executive officers and directors as a group, 353,626 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports in changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during 2005. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with; except that a report on Form 4, Statement of Changes in Beneficial Ownership of Securities, covering one transaction relating to a year-end stock bonus award, was filed late by Dr. Romet-Lemonne.

Compensation of Directors

Prior to the Combination on August 16, 2005, our non-employee directors received $2,000 for each regularly scheduled Board meeting attended in person and $500 per meeting attended by phone. In addition, they received $500 for each regularly scheduled committee meeting. We reimbursed our directors for their reasonable expenses incurred in attending meetings of our Board of Directors. Under the Directors’ Deferred Compensation Plan, participating directors could elect on an annual basis to defer all of their cash compensation in a deferred compensation account pursuant to which the deferred fees are credited in the form of share units having a value equal to shares of our common stock share units, based on the market price of the stock at the time the deferred fees are earned. When a participant ceased serving as a director, the participant was entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by us, in our sole discretion. No participant entitled to receive a payment of benefits would receive payment in the form of our common stock. Effective as of the closing of the Combination, each of Dr. Comer and Messrs. Greene and Hibon resigned as a member of our Board and Dr. Comer and Mr. Greene, who were participants in the Directors’ Deferred Compensation Plan, received the value of their accounts in a single lump-sum payment.

After the closing of the Combination, our directors receive annual fees for service as shown in the following table.

Director Position	Annual Fee

Member of the Board of Directors	$20,000
Audit Committee Chairman	$8,000
Audit Committee Member	$4,000
Compensation Committee Chairman	$4,000
Compensation Committee Member	$2,000
Nominating Committee Chairman	$3,000
Nominating Committee Member	$1,500

In addition, our directors will receive $2,000 for each regularly scheduled Board meeting attended in person and $1,000 for the first hour $500 for each additional hour for each regularly scheduled Board meeting attended by telephone and will receive $750 for each regularly scheduled committee meeting. We also reimburse our directors for their reasonable expenses incurred in attending meetings of our Board of Directors. We also amended the Directors’ Deferred Compensation Plan following the Combination to allow participating directors to elect on an annual basis to defer a percentage of their cash compensation in a deferred compensation account pursuant to which the deferred fees are credited in the form of share units having a value equal to shares of our common stock share units, based on the market price of the stock at the time the deferred fees are earned. When a participant ceases serving as a director, the participant will be entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by us, in our sole discretion, provided that if the distribution amount is less than $50,000, we are required to pay it in a lump sum.

Both prior to and after the Combination, directors were and are eligible to receive option grants under our stock option plan in accordance with the policy regarding non-employee director compensation adopted by the Board of Directors. This policy calls for each non-employee director to be granted annual options to purchase 5,000 shares of our common stock as of the date of each annual meeting of our stockholders. The shares subject to such option are to vest monthly over a 12 month period, provided the director remains a director upon the date of his re-election to our Board. Newly appointed or elected non-employee directors are eligible for a 20,000-share option grant under this policy with monthly vesting over a 48 month period.

In connection with the Combination, our Board approved the amendment, effective as of the closing of the transaction, of certain options to purchase shares of our common stock granted to Dr. Comer and Messrs. Greene and Hibon, in light of their resignation from the Board as of the closing of the Combination, to provide that their outstanding options would remain exercisable until the date of the option would have originally expired but for the resignation of the option holder from service as our director, except that, with respect to any options that had an exercise price less than the fair market value of our common stock as of the date the resolutions were adopted, such options would remain exercisable until the earlier of (i) the date of the options would have originally expired but for the resignation of the option holder from service as our director and (ii) the latest date on which the option could expire without the option being treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder and subject to the additional tax under Section 409A.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by our Chief Executive Officer and our three other most highly compensated executive officers (including Dr. Loria, who served as our Chief Executive Officer until the closing of the Combination). These individuals are referred to as the “named executive officers.” During the last three fiscal years, none of the executive officers received any long-term incentive payouts.

Summary Compensation Table

				Long-Term Compensation Awards
				Restricted	Securities	All
	Annual Compensation(1)			Stock	Underlying	Other
		Salary	Bonus	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)	($)(2)

Dr. Jean-Loup Romet-Lemonne(3)(10)	2005	144,362	94,203	179,440	107,757	7,361
Chairman and Chief Executive Officer
Dr. Emile Loria(4)(5)(6)(9)(10)	2005	375,000	375,000	370,169	8,928	507,422
President and Chief Business Officer	2004	350,000	50,000	—	71,426	2,408
	2003	350,000	25,000	—	71,428	1,387
Dr. Mark J. Newman(7)(9)(10)	2005	235,000	235,000	128,113	2,857	1,316
Vice President, Research and	2004	225,000	50,000	—	22,856	828
Development and Assistant Secretary	2003	195,833	25,000	—	7,142	724
Mr. Robert J. De Vaere(8)(9)(10)	2005	235,000	117,500	127,015	2,857	802
Vice President, Chief Financial Officer	2004	215,000	50,000	—	22,856	789
and Secretary	2003	195,000	25,000	—	7,142	724

(1)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites,” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000, in the column “Other Annual Compensation.” Accordingly, because no amounts would be included in this column, we have excluded this column from the above table.

(2)	All other compensation consists of life insurance premiums paid by us unless otherwise noted.

(3)	Dr. Romet-Lemonne was appointed our Chairman and Chief Executive Officer at the time of the Combination in August 2005 at an annual salary of $385,000. Bonus payment includes 14,000 shares calculated using $3.36 per share, the closing price of our common stock on the Nasdaq National Market on December 19, 2005. All other compensation includes living allowances of $4,317, other fringe benefits, including life insurance premiums paid by us, of $3,044.

(4)	Dr. Loria has served on our Board of Directors since January 2001, as our President and Chief Executive Officer from June 2001 until the closing of the Combination and served as our Chief Business Officer and President from the closing of the Combination until his employment with us ended on December 31, 2005. In connection with Dr. Loria’s employment offer letter and joining our Board of Directors, and as an inducement to accept the offer, we sold Dr. Loria 1,056,301 shares of our common stock at a purchase price of $2.50 per share, the closing price of our common stock on the Nasdaq National Market on the date of purchase. The shares were subject to vesting in equal daily installments during the four-year period following the date of purchase, and we had a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s service. Dr. Loria issued us a promissory note for $2,641,000, the aggregate purchase price of the shares, which was secured by a pledge of the shares. In September 2003, Dr. Loria surrendered an aggregate of 963,740 shares of our common stock at the fair market value of $3.17 per share, in exchange for the prepayment of the outstanding principal and interest under the promissory note.

(5)	All other compensation for Dr. Loria in 2005 includes, in addition to $2,422 in life insurance premiums paid by us, a $375,000 severance payment and a stock bonus award of 50,000 shares calculated using $2.60 per share, the closing share price of our common stock on the Nasdaq National Market on December 30, 2005.

(6)	Of the 71,426 options granted to Dr. Loria in 2004, the vesting of 26,784 was contingent upon the achievement of certain performance milestones by specific dates. These performance milestones were not met and the option grants associated with them subsequently terminated.

(7)	Dr. Newman served as our Vice President, Research and Development from March 1999 until the closing of the Combination and served as our Vice President, Infectious Diseases from the closing of the Combination until his employment with us ended on December 31, 2005. Of the 22,856 options granted to Dr. Newman in 2004, the vesting of 8,571 was contingent upon the achievement of certain performance milestones by specific dates. These performance milestones were not met and the option grants associated with them subsequently terminated.

(8)	Mr. De Vaere served as our Vice President, Finance and Chief Financial Officer since May 2000 and resigned effective March 31, 2006. Of the 22,856 options granted to Mr. De Vaere in 2004, the vesting of 8,571 was contingent upon the achievement of certain performance milestones by specific dates. These performance milestones were not met and the option grants associated with them subsequently terminated.

(9)	The performance milestones associated with the contingent option grants included: completion of a licensing transaction with a third party to assist in the development of any cancer or HIV vaccine candidate; completion of an equity financing of at least $10 million; and enrollment (injection) of the first patient in any Phase II clinical trial.

(10)	All restricted stock awards were deferred issuance stock bonus awards granted effective August 16, 2005 and the dollar value of such restricted stock awards was calculated using $6.99 per share, the closing sale price of our common stock on the Nasdaq National Market on August 16, 2005. Shares awarded to the Drs. Loria and Newman and Mr. De Vaere vested in one or more installments, subject to continuous employment with us through the applicable installment date, subject to accelerated vesting upon the closing of a transaction providing a specified level of financing to us, or the closing of a transaction providing a specified level of funding to our infectious disease business, or both, depending on the executive. Shares awarded to Dr. Romet-Lemonne vest as to 100% of the underlying shares on the date 42 months after the effective date of his employment agreement subject to accelerated vesting upon the closing of one or more transactions providing a specified level of financing to us, the timely filing of a marketing approval application with the appropriate agency with respect to Junovan, the regulatory approval in the United States or Europe of Junovan and the closing of a transaction providing a specified level of funding to our infectious disease business. At December 31, 2005, the aggregate restricted stock holdings of the Named Executive Officers and the value thereof at year end based on the then-current market value ($2.60), without giving effect to the diminution of value attributable to the restrictions on such stock, were as follows: Dr. Romet-Lemonne, $13,348 (5,134 shares), Dr. Loria, $137,688 (52,957 shares), Dr. Newman, $47,653 (18,328 shares), and Mr. De Vaere, $16,533 (6,359 shares).

Stock Option Grants and Exercises

We currently grant options to our executive officers under our 2000 Stock Plan and have previously granted options under our 1997 Stock Plan and our 1989 Stock Option Plan, which terminated in 1999. As of December 31, 2005, options to purchase a total of 28,995 shares were outstanding under the 1989 Stock Option Plan, options to purchase a total of 612 shares were outstanding under the 1994 Non-Employee Directors’ Stock Option Plan, options to purchase a total of 15,301 shares were outstanding under the 1997 Stock Plan and options to purchase a total of 1,098,898 shares were outstanding under the 2000 Stock Plan. In 2005 we granted deferred issuance restricted stock awards of 219,639 shares from the 2000 Plan to our executive officers and certain non-executive senior management personnel. There are no options available for grant under the 1997 Stock Plan, the 1989 Stock Option Plan or the 1994 Non-Employee Directors’ Stock Option Plan. As of December 31, 2005, 248,379 options were available for future grant under the 2000 Stock Plan.

Options granted under the 1989 Stock Option Plan prior to 1996 generally vested 20% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 20% per year during such period of employment. Options granted under the 1989 Stock Option Plan after November 1996 and options granted under the 2000 Stock Plan generally vest 25% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 25% per year during such period of employment. Options granted under the 1997 Stock Plan which we assumed from a subsidiary, generally vest 25% at the end of the first year of the optionee’s employment and thereafter monthly at the rate of 25% per year during such period of employment.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by the named executive officers:

Options Granted in Last Fiscal Year

	Individual Grants
		%
		Total
		Options			Potential Realizable
	Number	Granted			Value at Assumed
	of	to	Exercise		Annual Rates of Stock
	Securities	Employees	or		Price Appreciation for
	Underlying	in	Base		Option Term(2)
	Options	Fiscal	Price	Expiration	5%	10%
Name	Granted	Year(1)	($/Share)	Date	($)	($)

Dr. Jean-Loup Romet-Lemonne	77,757	11.96%	6.9900	08/16/15	341,818	866,233
	30,000	4.61%	3.3600	12/19/15	63,393	160,649
Dr. Emile Loria(3)	8,928	1.37%	10.2900	12/31/07	57,776	146,416
Dr. Mark J. Newman(3)	2,857	0.44%	10.2900	12/31/07	18,489	46,854
Mr. Robert J. De Vaere(3)	2,857	0.44%	10.2900	12/31/07	18,489	46,854

(1)	Based on options to purchase a total of 650,141 shares granted in 2005 under the 2000 Stock Plan, including grants to executive officers.

(2)	The potential realizable value is calculated based on the terms of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option (10 years in the case of all options) and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3)	In accordance with the terms of the respective named executive officer’s employment agreement, the last day to exercise this option was extended from 90 days after termination to December 31, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth summary information with respect to exercisable and unexercisable stock options held as of December 31, 2005 by each of the named executive officers. None of the named executive officers exercised options in the fiscal year ended December 31, 2005. The value of the stock options is calculated using the fair market value of our common stock on December 31, 2005 ($2.60 per share) minus the exercise price of the options.

			Number of
			Securities Underlying		Value of
			Unexercised		Unexercised In-the-Money
			Options at		Options at
			December 31,		December 31,
	Shares Acquired		2005		2005
Name	on Exercise	Value Realized	Exercisable/Unexercisable		Exercisable/Unexercisable

Dr. Jean-Loup Romet-Lemonne	—	—	59,815	/ 132,754	—	/—
Dr. Emile Loria	—	—	124,998	/—	—	/—
Dr. Mark J. Newman	—	—	49,634	/—	—	/—
Mr. Robert J. De Vaere	—	—	49,997	/—	—	/—

Employment, Change of Control and Severance Agreements

Current Agreements.  On March 16, 2005, we entered into employment agreements with Dr. Loria, at the time our President and Chief Executive Officer, Dr. Newman, at the time our Vice President, Research and

Development, and Mr. De Vaere, at the time our Chief Financial Officer and Vice President, Finance and Administration and Secretary. The employment agreements became effective upon the closing of the Combination, superceded the prior employment agreements between us and these individuals, and provided that Dr. Loria would become our President and Chief Business Officer, Dr. Newman would become our Vice President, Infectious Diseases, and Mr. De Vaere would be our Chief Financial Officer and Vice President following the Combination. The employment agreements provide for a minimum annual salary of $375,000 for Dr. Loria and $235,000 for each of Mr. De Vaere and Dr. Newman and the grant to each executive of the right to receive a restricted stock grant. Pursuant to the terms of the restricted stock grants, Drs. Loria and Newman and Mr. De Vaere received 52,957 shares, 18,328 shares and 18,171 shares, respectively. The restricted stock grants are subject to the following terms:

•	the restricted stock vests in one or more installments, subject to continuous employment with us through the applicable installment date;

•	the restricted stock is subject to accelerated vesting upon the closing of a transaction providing a specified level of financing to us, or the closing of a transaction providing a specified level of funding to our infectious disease business, or both, depending on the executive; and

•	shares subject to the restricted stock grant that become vested will be issued to the executive on the earlier of (i) the executive’s termination, or (ii) 36 months from the date of the agreement.

Each agreement provides for continued exercisability of outstanding options granted to the executive prior to the effective date of the agreement, to the extent the options were not in the money on the effective date of the agreement, generally until the later of (i) three months after executive’s termination, or (ii) December 31, 2007.

The agreements with Dr. Newman and Mr. De Vaere provided for the grant of retention bonuses, as follows:

•	Dr. Newman was eligible for up to two retention bonuses at six and 12 months after the date of his agreement equal, in total, to 50% of his annual salary if he has been employed by us through the applicable bonus date; upon closing of a transaction providing a specified level of funding for our infectious disease business, any such retention bonuses not previously earned will be paid immediately;

•	Mr. De Vaere was eligible for up to three retention bonuses at six, nine, and 12 months after the date of his agreement, equal, in total, to 100% of his annual salary if he has been employed by us through the applicable bonus date.

In case of a termination of the executive’s employment due to death or disability during the term of his agreement, the executive would be entitled to full acceleration of vesting and exercisability of any outstanding options granted before the effective date of the agreement. In the event that we terminate an executive’s employment without cause (as defined in the agreement), or the executive terminates his employment with good reason (as defined in the agreement), in each case during the term of his agreement, or upon the expiration of the term of his agreement, the executive would be entitled to, subject to the execution by the executive of an effective waiver and release of claims:

•	severance payments, consisting of the executive’s base salary in effect at the time of termination, paid for a period of 12 months in the case of termination without cause, and, in the case of termination by the executive with good reason or upon the expiration of the agreement, such severance shall be paid from the date of termination until the earlier of 12 months or until the date the executive begins full time employment with another entity;

•	reimbursement for a portion of COBRA health insurance premiums for a period of up to 12 months;

•	full acceleration, as of the date of termination, of vesting and exercisability of any outstanding options granted before the effective date of the agreement, and

•	full acceleration of vesting and exercisability of any unvested restricted stock granted pursuant the agreement.

On March 15, 2005, our Board interpreted the terms of options to purchase our common stock, which were previously granted to all of our employees in September 2003, including options to purchase 71,428 shares of common stock held by Dr. Loria, options to purchase 5,000 shares of common stock held by Dr. Newman and options to purchase 7,142 shares of common stock held by Mr. De Vaere. Under their original terms these options would vest in full upon a change in control of our company and the Board clarified that the then proposed Combination would constitute a change in control so that those options that remain unvested would accelerate and vest in full as of the closing of the Combination.

On April 21, 2005, we entered into an employment agreement with Jean-Loup Romet-Lemonne, the President and Chief Executive Officer of IDM S.A. The employment agreement became effective upon the closing of the Combination and provides that Dr. Romet-Lemonne will serve as our Chief Executive Officer. The agreement provides for a minimum annual salary of $385,000, as well as an annual performance-based bonus in a target amount of 35% of base salary. In addition, the agreement grants Dr. Romet-Lemonne the right to receive a restricted stock grant of up to 25,671 shares. The restricted stock grant is subject to the following terms:

•	the restricted stock vests as to 100% of the underlying shares on the date 42 months after the effective date of the employment agreement;

•	the restricted stock is subject to accelerated vesting upon the closing of one or more transactions providing a specified level of financing to us, the timely filing of a marketing approval application with the appropriate agency with respect to Junovan, the regulatory approval in the United States or Europe of Junovan and the closing of a transaction providing a specified level of funding to our infectious disease business; and

•	shares subject to the restricted stock grant that become vested will be issued to Dr. Romet-Lemonne on the earlier of (i) Dr. Romet-Lemonne’s termination, or (ii) 48 months from the effective date of the agreement.

The agreement also provides for the grant of an option to purchase up to 77,757 shares of our common stock. The option grant shall vest over a four-year period with 25% of the underlying shares vesting on the first anniversary of the grant date and the balance vesting ratably on a daily basis thereafter, subject to Dr. Romet-Lemonne’s continuous employment with us through the applicable vesting date.

The agreement provides for continued exercisability of outstanding options to purchase ordinary shares of IDM S.A. granted to Dr. Romet-Lemonne prior to the effective date of the agreement which were replaced with substitute options to purchase our common stock in connection with the Combination, to the extent the current market price of the shares underlying the options is less than the exercise price of the options on the effective date of the agreement, generally until the later of (i) three months after employee’s employment termination, or (ii) December 31, 2007.

In case of termination of Dr. Romet-Lemonne’s employment due to death or disability, he will be entitled to full acceleration of vesting and exercisability of any outstanding options granted before the effective date of the agreement. In the event that we terminate his employment without cause (as “cause” is defined in the employment agreement), or Dr. Romet-Lemonne terminates his employment with good reason (as “good reason” is defined in the employment agreement), Dr. Romet-Lemonne will be entitled to, subject to the execution by him of an effective waiver and release of claims:

•	severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months (or, at his option, payment in a lump sum of such amount), in the case of termination without cause, and, in the case of termination by Dr. Romet-Lemonne with good reason, such severance shall be paid from the date of termination until the earlier of 12 months or until the date he begins full time employment with another entity;

•	reimbursement for a portion of COBRA heath insurance premiums, for up to 12 months in the case of termination with good reason, and in the case of termination without cause, reimbursement shall continue for up to 24 months;

•	full acceleration, as of the date of termination, of vesting and exercisability of any outstanding options granted before the effective date of the agreement; and

•	full acceleration of vesting and exercisability of any unvested restricted stock or options granted pursuant to the agreement.

On December 30, 2005, in connection with the closing of the sale of our infectious diseases programs and assets to Pharmexa, our Board of Directors, by written consent, terminated Dr. Loria’s employment with us without cause under the terms of his employment agreement. In addition, the Board determined that in exchange for Dr. Loria facilitating the asset sale, and for his release and waiver of any future claims against us, Dr. Loria was to be provided a stock grant of 50,000 shares of our common stock.

Also in connection with the closing of the sale of our infectious diseases programs and assets to Pharmexa, our Board of Directors determined that the sale satisfied the condition requiring a specified level of funding for our infectious disease business triggering payment of Dr. Newman’s $117,500 retention bonus to him.

On January 26, 2006, we entered into a first amendment to the employment agreement with Mr. De Vaere, our Chief Financial Officer, in connection with Mr. De Vaere’s decision to resign, effective March 31, 2006, from his position with our company. Pursuant to the amendment, we agreed to accelerate the payment of a portion of Mr. De Vaere’s retention bonus under his employment agreement, and Mr. De Vaere agreed to reduce his severance payment period under the agreement to nine months.

Report of the Compensation Committee of the Board of Directors on Executive Compensation2

The Compensation Committee is comprised of Drs. Drakeman, Grégoire and McKearn, none of whom is an employee of IDM. The Committee is responsible for setting and administering IDM’s policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer, or the CEO, and other executives based upon the accomplishment of defined objectives in the Company’s research and product development programs, corporate and business development objectives, and achievement of financial targets. The full Board of Directors (excluding the CEO) reviews the Committee’s recommendations regarding the compensation of the CEO and the other executive officers.

Executive Officer Compensation Program.

The Company’s executive officer compensation program consists of base salary, annual incentives in the form of cash or stock bonuses and long-term compensation in the form of stock awards. The Company’s executive officer compensation program is designed to achieve the following objectives:

•	Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

•	Provide an incentive to advance the research and development of IDM’s therapeutic products.

•	Emphasize stock-based compensation to provide longer-term motivation by aligning the executives’ interests with those of the Company and its stockholders.

Compensation is based on the level of job responsibility and the level of the individual’s performance as well as the Company’s performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size and stage of development in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 34 of this proxy statement.

The Committee believes that the Company’s executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

Impact of Combination on Compensation.

In connection with the Combination in August 2005, the Board undertook a review of the compensation of the Company’s executive officers as well as that of the prospective executive officers following the Combination. The Board contracted with a compensation specialist to review all aspects of compensation including base salary, annual incentives and long-term incentives in comparison to companies which would be similarly situated to IDM following the closing of the Combination. Based on that review, the Board made adjustments to base salary and provided certain annual and long-term incentives to the Company’s executive officers, effective as of the closing of the Combination.

Base Salary.

Base salary levels for each of the Company’s executive officers are reviewed annually. The Committee applies various subjective criteria, including performance of the individual and IDM and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product development milestones, achieving certain corporate objectives (related to

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, each as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

financings, collaborations and other strategic transactions) and organizational effectiveness. In addition, the Committee compares IDM’s executives’ base salaries to management salaries at companies in the biotechnology industry, in comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

Annual Incentives.

Annual incentives in the form of cash or stock bonuses are established and awarded by the Compensation Committee based upon its evaluation of the performance of each executive officer and the achievement of the Company’s performance goals during the year.

The Board establishes corporate performance objectives for each fiscal year. Following the end of the year, the Board determines the extent to which these objectives were attained. Each executive officer’s bonus is based on the level of accomplishment against his or her predetermined annual performance objectives and on the Company’s level of accomplishment against the predetermined annual corporate performance objectives. The Compensation Committee retains the discretion to adjust cash bonuses as it deems appropriate. The corporate objectives established for 2005 related to corporate development, pipeline advancement, and partnership activities. In December 2005, the board determined the Company achieved these objectives at a 70% level and annual incentives were paid in 2006, based on that assessment, to the Company’s Chief Executive Officer and certain non-executive officers. Because the Company’s other executive officers had either already terminated their employment with the Company or had provided notice of their intention to terminate employment, no annual incentives were paid to any other executive officers. The annual incentives were paid half in cash and half in shares of the Company’s common stock.

Long-Term Incentive Compensation.

The Company’s long-term incentive program includes stock options, deferred issuance restricted stock awards, and other awards granted under the 2000 Plan, and the 2001 Employee Stock Purchase Plan. Stock options are an important part of the Company’s performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of the Company. The Committee believes that providing management a substantial economic interest in the long-term appreciation of the Company’s common stock further aligns the interests of stockholders and management. Employees receive value from these stock options only if the price of the Company’s common stock increases. The size of option grants to an individual is primarily determined by such individual’s position within management of the Company, as well as competitive practices at biotechnology companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

Deferred issuance restricted stock awards were granted to the Company’s Chief Executive Officer and the Company’s other named executive officers in connection with the Combination. The awards provided long-term financial incentives as well as transition incentives to help the Company ensure a smooth integration and transition following the Combination in August 2005. Financial terms of the awards included vesting in one or more installments, subject to continued employment with the Company, and the opportunity for accelerated vesting based on achievement of significant milestones established by the Board. Milestones included transactions providing a specific level of funding to the Company, timely filing of marketing approval application for Junovan, regulatory approval of Junovan, and closing of a transaction providing a specified level of funding for the Company’s infectious disease business.

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee intends to continue to evaluate the effects of Code Section 162(m) and to comply with the requirements of that statute to the extent consistent with the best interests of the Company. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any named executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to named executive officers will be designed to qualify as performance-based compensation.

CEO Compensation.

During 2005, the total compensation program for Dr. Emile Loria, while Dr. Loria served as IDM’s Chief Executive Officer, and Dr. Romet-Lemonne, while Dr. Romet-Lemonne served as IDM’s Chief Executive Officer, was largely based on the same components as for other senior executives of the Company, as described above in more detail. Each year the Committee reviews the Chief Executive Officer’s existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company’s performance relative to its peers.

From the members of the Compensation Committee of IDM Pharma, Inc.:

Donald Drakeman, Ph.D.
Sylvie Grégoire, Pharm.D.
John P. McKearn, Ph.D.

Compensation Committee Interlocks and Insider Participation

None.

Performance Measurement Comparison(1)

The following chart shows total shareholder return of the Nasdaq CRSP Total Return Index (“Nasdaq Broad Index”) for the Nasdaq Stock Market (US Companies) and the Nasdaq CRSP Pharmaceutical Index (“Nasdaq Pharmaceutical Index”)(2) and for us as of the end of each year since December 31, 2000.

Effective August 16, 2005, in connection with the Combination, we changed our name from Epimmune Inc. to IDM Pharma, Inc. and changed our Nasdaq ticker symbol to IDMI.

Comparison of Total Cumulative Return on Investment(3)

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act of 1934, each as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(2)	The Nasdaq Pharmaceutical Index is made up of all companies with the Standard Industrial Classification (SIC) code 283 (category description “Drugs”). Information regarding the companies comprising this index is available upon written request to Secretary, IDM Pharma, Inc., 9 Parker, Suite 100, Irvine, California, 92618.

(3)	The total return on investment (including investment of dividends) assumes $100 invested on December 31, 2000 in our common stock, the Nasdaq CRSP Total Return Index for the Nasdaq Stock (U.S. Companies) Index and the Nasdaq CRSP Pharmaceutical Index. The return shown is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns.

CERTAIN TRANSACTIONS

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and executive officers.

In addition, our certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into certain additional transactions with our directors and officers, as described under the captions “Director Compensation,” “Compensation of Our Executive Officers” and “Employment, Change of Control and Separation Agreements.”

As of December 31, 2005, Medarex held approximately 19.7% of our common stock, and Sanofi-Aventis held approximately 14.9% of our common stock. Dr. Drakeman is the President, Chief Executive Officer and a director of Medarex.

In July 2000, we consummated several interrelated agreements with Medarex. Under the agreements, Medarex paid us $2,000,000 in cash, released us from obligations under the 1993 research, development and commercialization agreement, and granted exclusive and non-exclusive worldwide licenses for the use, manufacturing and commercialization of several antibodies developed by Medarex. In return, we issued shares and “units”. Each “unit” comprised one IDM SA share and 19 warrants, each warrant giving the right to subscribe for one bond convertible into or redeemable for one IDM SA share, at a price of $10.01 per bond, from September 11, 2002 through September 10, 2012.

All of the warrants granted in connection with the agreements were exercised and the corresponding bonds were converted into IDM SA shares on August 12, 2005, prior to the Combination. The exercise price of the warrants was offset by a lump-sum payment corresponding to the payment for the Medarex licenses and the cancellation of the original commercialization agreement. As a result of the Combination, Medarex now owns greater than 10% of the our outstanding common stock and is, therefore, considered a related party.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are IDM stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Secretary, IDM Pharma, Inc., 9 Parker, Suite 100, Irvine, California 92618 or contact IDM’s Secretary at (949) 470-4751. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jean-Loup Romet-Lemonne, M.D.
Chairman and Chief Executive Officer

April 27, 2006

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Corporate Secretary, IDM Pharma, Inc., 9 Parker, Suite 100, Irvine, California 92618.

APPENDIX A

IDM PHARMA, INC.
2000 STOCK PLAN
Adopted: April 21, 2000
Approved by Stockholders: June 9, 2000
Amended by the Board: December 4, 2001
Amended by the Board: January 14, 2002
Amendment Approved by Stockholders: June 18, 2002
Amended by the Board: June 4, 2003
Amendment Approved by Stockholders: July 15, 2003
Amended by the Board: March 3, 2004
Amendment Approved by Stockholders: June 15, 2004
Amended by the Board: March 15, 2005
Amendment Approved by Stockholders: August 11, 2005
Amended by the Board: March 23, 2006
Termination Date: April 20, 2010

1.	Purposes.

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Stock Awards.  The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	Definitions.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means IDM Pharma, Inc., a Delaware corporation.

(g) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement, to the extent permitted by law.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l) “Employee” means any person, including Officers and Directors, employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; provided, however, that if the day of determination is not a market trading day, then the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3. In addition, for purposes of Section 8 only, “Non-Employee Director” also shall include any Director who is not an Employee of the Company or an Affiliate at the time an Option is granted to such Director.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(w) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(x) “Plan” means this IDM Pharma, Inc. 2000 Stock Plan.

(y) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Stock Award” means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

(bb) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Any interpretation of the Plan by the Board and any decision by the Board under the Plan shall be final and binding on all persons.

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 13.

(iv) To terminate or suspend the Plan as provided in Section 14.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(vi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees and Consultants who are foreign nationals or employed or providing services outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded.  At times when the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors, the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(n)(ii) above.

4.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate two million two hundred twenty-eight thousand five hundred seventy-one (2,228,571) shares of Common Stock.

(b) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation.  Subject to the provisions of Section 12 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options subject to Section 6 and restricted stock purchase rights subject to subsection 7(b) covering, in the aggregate, more than five hundred thousand (500,000) shares of the Common Stock during any calendar year.

(d) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not promote or maintain, directly or indirectly, a market for the issuer’s securities.

6.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Incentive Stock Option.  Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. This Section 6(c) may not be amended without the affirmative vote of the holders of a majority of the shares present and represented and entitled to vote at a duly convened meeting of stockholders of the Company.

(d) Consideration.  The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (such Board discretion may be exercised either at the time of the grant of the Option or at any time following the grant of the Option to permit the following payment alternatives) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (ii) adverse financial accounting treatment of the Option.

(e) Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, (i) the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the

Optionholder, shall thereafter be entitled to exercise the Incentive Stock Option, and (ii) the Incentive Stock Option may be transferred pursuant to a domestic relations order.

(f) Transferability of a Nonstatutory Stock Option.  A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, (i) the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Nonstatutory Stock Option, and (ii) the Nonstatutory Stock Option may be transferred pursuant to a domestic relations order.

(g) Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service.  In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified, the Option shall terminate.

(i) Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified, the Option shall terminate.

(k) Death of Optionholder.  In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified, the Option shall terminate.

(l) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The price paid for all shares of Common Stock so repurchased by the Company may be at the lesser of: (i) the Fair Market Value on the relevant date, or (ii) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(m) Re-Load Options.  Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a “Re-Load Option”) in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option shall (i) except as provided in this subsection 6(m) below, be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of such Option; (ii) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on the exercisability of Incentive Stock Options described in subsection 11(d) and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares of Common Stock under subsection 4(a) and the “Section 162(m) Limitation” on the grants of Options under subsection 5(c) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7.	Provisions of Stock Awards other than Options.

(a) Stock Bonus Awards.  Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting.  Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

(iv) Transferability.  Rights to acquire shares under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

(b) Restricted Stock Awards.  Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. The purchase price shall not be less than one hundred percent (100%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated; provided, however, that this Section 7(b)(i) may be amended to provide, or any restricted stock purchase agreement granted under the Plan may provide, that the purchase price shall not be less than eighty five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated if such amendment or grant is approved by the holders of a majority of the shares present or represented and entitled to vote at a duly convened meeting of stockholders. This Section 7(b)(i) may not be amended without the affirmative vote of the holders of a majority of the shares present and represented and entitled to vote at a duly convened meeting of stockholders of the Company.

(ii) Consideration.  The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. Additionally, in the case of any deferred payment arrangement, interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Participant under any applicable provisions of the Code, and (ii) adverse financial accounting treatment of the restricted stock award.

(iii) Vesting.  Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement. The price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (i) the Fair Market Value on the relevant date, or (ii) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the restricted stock award unless otherwise determined by the Board or provided in the restricted stock purchase agreement.

(v) Transferability.  Rights to acquire shares under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8.	Non-Employee Directors.

(a) Non-Employee Directors shall be eligible to receive any form of Stock Award provided for by the Plan, other than Incentive Stock Options, and such Stock Awards shall be subject to all the terms of the Plan, including Sections 6 and 12, except as modified by this Section 8. Unless otherwise specifically provided in the applicable Option Agreement, Nonstatutory Options granted to Non-Employee Directors (“Non-Employee Director Options”) shall be subject to the provisions of this Section 8.

(b) The term of each Non-Employee Director Option shall commence on the date it is granted and expire on the date ten (10) years from the date of grant, unless sooner terminated due to the Non-Employee Director’s termination of Continuous Service. Non-Employee Director Options may be exercised following the Optionholder’s termination of Continuous Service, for whatever reason (to the extent such Optionholder was entitled to exercise such Option on the date of such termination), within the period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the Option as set forth in the Option Agreement.

(c) The exercise price of each Nonstatutory Option granted to a Non-Employee Director Option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date of grant.

(d) In the event of a transaction or event described in any of subsections 12(b), 12(c), 12(d) or 12(e), then, with respect to Non-Employee Director Options held by Participants whose Continuous Service has not terminated, the vesting of such Non-Employee Director Options (and, if applicable, the time during which such Non-Employee Director Options may be exercised) shall be accelerated in full.

9.	Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.	Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates)

exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares are withheld with a value exceeding the minimum amount of tax required to withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

(g) Cancellation and Re-Grant of Options.  The Board shall not have the authority, at any time, without obtaining the approval of a majority of the shares present or represented and entitled to vote at a duly convened meeting of stockholders, to (1) reduce the exercise price of any Options under the Plan that are either currently outstanding or will be granted in the future; (2) cancel any outstanding Options under the Plan and grant in substitution therefor new Options under the Plan at a lower exercise price (including entering into any “6 month and 1 day” cancellation and re-grant scheme), regardless of whether or not the cancelled Options revert to and again become available for issuance under the Plan; (3) replace Options having an exercise price higher than the then current Fair Market Value with rights to acquire restricted stock and/or stock bonus awards in an exchange, buy-back or other scheme; or (4) replace any outstanding Options under the Plan with new Options under the Plan having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme. This Section 11(g) may not be amended without the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at a duly convened meeting of the stockholders of the Company.

12.	Adjustments upon Changes in Stock.

(a) Capitalization Adjustments.  If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then, with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event, except to the extent that such Stock Awards are assumed or substituted by a surviving or acquiring corporation pursuant to subsection 12(c). With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

(c) Asset Sale, Merger, Consolidation or Reverse Merger.  In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation may assume or continue any Stock Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 12(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation does not assume or continue such Stock Awards or substitute similar stock awards for those outstanding under the Plan, then, with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

(d) Change in Control — Securities Acquisition.  In the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full; provided, however, that this subsection 12(d) shall not apply if the securities acquisition described in this subsection 12(d) is the result of or also constitutes a transaction described in subsection 12(c) above, in which case the provisions of subsection 12(c) shall apply.

(e) Change in Control — Change in Incumbent Board.  In the event that the individuals who, as of the date of the adoption of this Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board, then with respect to Stock Awards held by persons whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full; provided, however, that this subsection 12(e) shall not apply if the change in the Incumbent Board described in this subsection 12(e) occurs solely as a result of and/or following a transaction described in subsection 12(c), in which case the provisions of subsection 12(c) shall apply. If the election, or nomination for election, by the Company’s stockholders of any new Director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered as a member of the Incumbent Board.

(f) Individual Agreements — Asset Sale, Merger, Consolidation, Reverse Merger or Change in Control.  Notwithstanding the foregoing or any other provision of this Plan, the provisions of this Section 12 shall not apply to Stock Awards if otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award. A Stock Award may be subject to additional acceleration of vesting and exercisability as may be provided in the Stock Award Agreement or as may be provided in any other written agreement between the Company or any Affiliate and the Participant.

13.	Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary pursuant to the terms of the Plan or necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards.  Subject to Section 6(c), 7(b)(i) and 11(g), the Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. Notwithstanding the foregoing, subject to Section 6(c), 7(b)(i) and 11(g), any action by the Board to (A) reduce the exercise price of outstanding Options previously granted, (B) cancel outstanding Options and replace them with Options with a lower exercise price, or (C) effect an exchange of outstanding Options for new Options with a lower exercise price, shall be effective only if approved by the Company’s stockholders, unless taken pursuant to subsection 12(a), in connection a transaction described in subsection 12(c) or otherwise in a manner that would satisfy the provisions of Section 424(a) of the Code or regulations promulgated thereunder.

14.	Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect, except with the written consent of the Participant.

15.	Effective Date of Plan.

The Plan shall become effective on the date the Plan is approved by the stockholders, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.	Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

IDM PHARMA, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2006
          The undersigned hereby appoints Jean-Loup Romet-Lemonne, M.D. and Hervé Duchesne de Lamotte, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of IDM Pharma, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of IDM Pharma, Inc. to be held at The Torch Club, 18 Waverly Place, New York, New York 10003, on Wednesday, June 14, 2006 at 8:00 a.m. Eastern Daylight Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
          Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2 and 3 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Voting Instructions:
Vote By Mail: Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.
Vote By Phone—1-800-776-9437: Call toll-free (in the United States), using any touch-tone telephone, to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 13, 2006. Have the proxy card in hand when you call and then follow the recorded instructions.
Vote By Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 13, 2006. Have the proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.
DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

The Board of Directors recommends a vote for the nominees for director listed below.

Proposal 1:	To elect eight directors to serve for the ensuing year or until their successors are elected.
☐      For the nominees listed below (except as marked to the contrary below).

Nominees:	Robert Beck, M.D.; Jean Deleage, Ph.D.; Donald Drakeman, Ph.D.; Sylvie Grégoire, Pharm.D.; Michael Grey; David Haselkorn, Ph.D.; John P. McKearn, Ph.D.; and Jean-Loup Romet-Lemonne, M.D.
☐     Withhold Authority. To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

(Continued and to be signed on other side)

(Continued from other side)
The Board of Directors recommends a vote for Proposals 2 and 3.

Proposal 2:	To approve an amendment to the IDM Pharma, Inc. 2000 Stock Plan to increase the number of shares of IDM’s Common Stock available for issuance under such plan from 1,628,571 to 2,228,571 shares and to increase the limitation on the total number of shares subject to stock awards under such plan that an employee is eligible to be granted during any calendar year from 71,428 shares to 500,000.

☐ For	☐ Against	☐ Abstain

Proposal 3:	To ratify the selection of the Board of Directors of Ernst & Young LLP, Independent Registered Public Accounting Firm, as the independent auditors of IDM for its fiscal year ending December 31, 2006.

☐ For	☐ Against	☐ Abstain

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.